Exhibit 99.1

Amendment to 2005 Incentive Compensation Plan

Amendment to 2005 Incentive Plan. On February 8, 2005 at a meeting of the Compensation and Organizational Development Committee of the Board of Directors of the Company (the “Committee”) the Committee approved an amendment to the Company’s 2005 Incentive Compensation Plan (the “2005 Incentive Plan”). Specifically, the 2005 Incentive Plan was amended to provide:

•	That at least 85% of the corporate net income target must be achieved in order for any payment to be made under the Plan. For example, after this amendment, even if an eligible participant under the 2005 Incentive Plan achieves his or her own personal goals, and/or even if the Company reaches its revenue targets, no bonuses will be paid from the Plan unless at least 85% of the corporate net income target has been achieved.

•	The performance measurements with respect to any potential bonus payments under the 2005 Incentive Plan which could be paid to the Company’s Chief Executive Officer will be based solely on obtainment of Company financial measures and will no longer be calculated using a mixture of financial measures and individual executive performance objectives.

The Committee’s approval of the terms of this amendment to the 2005 Incentive Plan shall not be deemed to create an enforceable agreement between the Company and any eligible participant, and the Committee retains discretion to make changes in the plan design and plan participation at any time without prior notice to any eligible participant. No rights to any cash awards shall be deemed to exist unless and until the Committee or, with respect to non-executive officers, the Company, authorizes payment of any awards under the 2005 Incentive Plan following the completion of any fiscal year measurement periods and only after each eligible participant has satisfied the 2005 Incentive Plan’s applicable participation requirements. A summary of this amendment to the 2005 Incentive Plan is filed as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference.